Exhibit 4.18

Xiaoxiang International Technology Venture Capital LP
SUBSCRIPTION AGREEMENT

Xiaoxiang International Technology Venture Capital LP

Offices of Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Xiaoxiang International Capital Management Co., Ltd.

Offices of Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Ladies and Gentlemen,

The undersigned investor (the “Investor”) hereby applies to become a limited partner (a “Limited Partner”) of Xiaoxiang International Technology Venture Capital LP, a Cayman Islands exempted limited partnership (the “Fund”), on the terms and conditions set forth in these subscription documents (which includes this Subscription Agreement, together with any amendments or supplements thereto, being herein called the “Subscription Agreement”) (collectively, these “Subscription Documents”). Reference is made to the Amended and Restated Agreement of Exempted Limited Partnership of the Fund (the “Partnership Agreement”) made between Xiaoxiang International Capital Management Co., Ltd., an exempted company incorporated in the Cayman Islands, as general partner (the “General Partner”), the Cornerstone Limited Partners, the Withdrawing Limited Partner and the other Limited Partners from time to time named on Annex A therein, which has been furnished to the Investor and is incorporated by reference in its entirety in this Subscription Agreement and which together form one agreement. By executing this Subscription Agreement, the Investor agrees with the General Partner (for itself and as agent and attorney for each existing Limited Partner) to be, and upon acceptance of this Subscription Agreement shall be, irrevocably bound as a Limited Partner of the Fund by the terms, provisions and requirements applicable to Limited Partners as set forth herein and in the Partnership Agreement. Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Partnership Agreement.

1.	Subscription.

(a)          The Fund will be governed by the Partnership Agreement in the form delivered herewith, and as the same may be modified in accordance with the terms of any amendment thereto. Xiaoxiang International Capital Management Co., Ltd., an exempted company incorporated in the Cayman Islands, is the Fund’s General Partner.

(b)          Subject to the terms and conditions of this Subscription Agreement and the Partnership Agreement:

(i)	the General Partner, on behalf of the Fund, agrees to sell to the Investor and the Investor, in reliance on the representations and warranties of the General Partner contained in section 4 of this Subscription Agreement, irrevocably subscribes for and agrees to purchase an Interest in the Fund;

(ii)	the Investor, in reliance on the representations and warranties of the General Partner contained in section 4 of this Subscription Agreement, agrees to become a limited partner of the Fund (a “Limited Partner”); and

(iii)	the General Partner, on behalf of the Fund (and as agent and attorney for each existing Limited Partner), agrees that the Investor shall be admitted as a Limited Partner, in consideration for the Investor’s agreement to be bound by the terms and provisions of the Subscription Agreement and the Partnership Agreement, with a Capital Commitment in the amount and other consideration equal to the amount and other consideration, as applicable, set forth on the executed signature page at the end of this Subscription Agreement (the Investor’s “Capital Commitment”).

(c)          The Investor hereby agrees to furnish the General Partner (or its designee), upon request, with all information that the General Partner may hereafter reasonably require in order to make any tax related determination and/or to claim on behalf of the Investor certain tax benefits.

(d)          The Investor hereby agrees that it will properly execute and provide to the Fund or General Partner in a timely manner any and all tax documentation that may be reasonably required by the General Partner in connection with the Fund (including, without limitation, an IRS Form W-9 or W-8, as applicable).

2.	Adoption of Partnership Agreement.

(a)          Each of the Investor and the General Partner, on behalf of itself and the Partnership, hereby accepts, adopts, and agrees to be bound by each and every provision contained in the Partnership Agreement, and the Investor agrees to become a Limited Partner thereunder.

(b)          The obligations of each party set forth in this Subscription Agreement are separate from the rights and obligations of such party under the Partnership Agreement and may be enforced in full in accordance with the terms of this Subscription Agreement and the Partnership Agreement.

(c)          The General Partner hereby agrees, covenants and understands that (i) all documents pertaining to this investment will be made available for inspection by the Investor, and (ii) the books and records of the Fund will be available for inspection by the Investor in accordance with the terms of the Partnership Agreement.

3.	Certain Acknowledgments and Agreements of the Parties.

(a)          The Investor hereby authorizes, and agrees to, the use of electronic mail, for the transmittal of all documents required to be delivered by, or on behalf of, the Fund to the Investor under applicable law or regulation and pursuant to the Partnership Agreement and the Subscription Documents, including, but not limited to, notices as contemplated by the “Notices” provision in the Partnership Agreement. The Investor acknowledges and agrees that the General Partner will deliver documents sent by electronic mail to the address set forth in the Investor Questionnaire, unless otherwise notified by the Investor in writing. Sections 8 and 19(3) of the Electronic Transactions Law (2003 Revision) of Cayman Islands shall not apply to this Subscription Agreement.

(b)          Subject to the provisions on indebtedness contained in the Partnership Agreement, the General Partner shall have the right, at its option, to cause the Partnership to borrow money from any Person, or to guarantee loans or other extensions of credit for the purpose of (i) providing interim financing to cover Partnership Expenses or (ii) providing interim financing to the extent necessary to consummate the purchase of Portfolio Investments in either case prior to the receipt of Capital Contributions. Such Indebtedness may be secured by a pledge of the Partnership's interests in Securities or any other investments made or other property held by the Partnership.

4.	Representations and Warranties.

(a)	The General Partner represents and warrants that each of the following shall be true and correct as of the date hereof:

(i)	The Partnership is duly formed and validly existing as an exempted limited partnership under the laws of the Cayman Islands and, subject to applicable law, has all requisite partnership power and authority to carry on its business as now conducted and as proposed to be conducted. The General Partner is duly formed and validly existing as a Cayman Islands exempted company with limited liability and, subject to applicable law, has all requisite limited liability company power and authority to act as general partner of the Partnership and to carry out the terms of this Subscription Agreement and the Partnership Agreement applicable to it.

(ii)	The execution and delivery of this Subscription Agreement has been authorized by all necessary action on behalf of the Partnership and this Subscription Agreement, once executed and delivered, will be a legal, valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms. The execution and delivery by the General Partner of the Partnership Agreement has been authorized by all necessary action on behalf of the General Partner and the Partnership Agreement, once executed and delivered, will be a legal, valid and binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms.

(iii)	The execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the Partnership Agreement, or any agreement or other instrument to which the Partnership is a party or by which it or any of its properties is bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Partnership or its business or properties. The execution and delivery of the Partnership Agreement and the consummation of the transactions contemplated thereby will not conflict with or result in any violation of or default under any provision of the memorandum and articles of association and other organizational documents of the General Partner, or any agreement or instrument to which the General Partner is a party or by which it or any of its properties is bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the General Partner or its businesses or properties

(b)          The Investor understands that Sidley Austin LLP acts as counsel for only the General Partner and its Affiliates, and Maples and Calder acts as Cayman Islands counsel for only the Fund and the General Partner, and no attorney-client relationship exists between any such firm and any other person by reason of such person making an investment in the Fund.

(c)          The Investor understands and acknowledges that: the investment in the Fund is subject to restrictions on sales, transfers and withdrawals as set forth in the Partnership Agreement and the Investor must bear the economic risk of its investment in the Interest until the termination of the Fund or otherwise ceases to be a Limited Partner in the Fund.

(d)          The Investor is aware and acknowledges that: (i) the Fund does not have any operating history as of July, 2015; (ii) the Interest involves a substantial degree of risk of loss of the Investor’s entire investment and there is no assurance of any income from any such investment; and (iii) because there are substantial restrictions on the transferability of the Interests it may not be possible for the Investor to liquidate such Investor’s investment readily in any event, including in case of an emergency.

(e)          The Investor has the power and authority to enter into this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests, and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby and the person signing this Subscription Agreement on behalf of the Investor has been duly authorized to execute and deliver this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with this subscription for Interests.

(f)          The Investor maintains its domicile, and is not merely a transient or temporary resident, at the residence address shown in the Investor Questionnaire.

(g)          The Investor agrees that if it determines to transfer or assign all or any portion of its Interest pursuant to the provisions hereof and subject to the Partnership Agreement, it will cause its proposed transferee to agree to the transfer restrictions set forth herein and to make the representations set forth herein.

(h)          The Investor is a non-“United States person” as defined in Appendix A attached hereto. The Investor is not acquiring any portion of the Interest by or on behalf of, nor will the Investor hold the Interest for the account or benefit of, directly or indirectly, or engage in any derivative transaction relating to the Fund or the Interest with, any “United States person”.

(i)          The Investor has not been solicited to purchase the Interest while present in the United States, its territories or possessions, nor have the funds to be utilized for such purchase been obtained from any “United States person.”

5.	Payment of Subscription.

The Fund expects that the first Drawdown will occur on a date that is (x) as soon as practicable after the date hereof, and (y) on the closing date of, and conditional upon the consummation of, the first Portfolio Investment. Subject to the terms and conditions set forth in the Partnership Agreement, the Fund may hold a Secondary Closing and one or more Subsequent Closings from time to time not less than 9 months after the Initial Closing for the purpose of accepting additional subscriptions for Interests from existing and/or new Limited Partners. The Fund generally expects Capital Commitments to be drawn down from time to time, as determined by the General Partner in accordance with each Limited Partner’s Pro Rata Share.

6.	General.

This Subscription Agreement shall be binding upon the Investor and the heirs, personal representatives, successors and assigns of the Investor. The Investor agrees that neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder may be transferred or assigned without the consent of the General Partner, which may be granted or withheld in its good faith discretion. Notwithstanding the place where this Subscription Agreement may be executed by any of the parties, the parties expressly agree that all terms and provisions hereof shall be governed, construed and enforced solely under the laws of the Cayman Islands without reference to any principles of conflicts of law. This Subscription Agreement shall survive the admission of the Investor to the Fund.

7.	Jurisdiction.

The Investor irrevocably consents and agrees that any dispute or claim with respect to this Subscription Agreement and any action for enforcement of any judgment in respect thereof (a "Dispute") will be resolved by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the law and not ex aequo et bono, the number of arbitrators shall be three, the seat of the arbitration shall be in Hong Kong and the language to be used in the arbitral proceedings shall be English. Each of the General Partner and the Advisory Board shall be entitled to nominate one arbitrator, and the chairman shall be chosen by the two arbitrators nominated by the General Partner and the Advisory Board. If the chairman is not chosen by the two arbitrators within 30 days of the date of appointment of the later of the two party nominated arbitrators, the chairman shall be nominated by the ICC International Court of Arbitration (“ICC Court”). No party shall be required to give general discovery of documents, but may be required to produce specific, identified documents which are relevant to the Dispute. Any right to refer any question of law and any right of appeal on the law or the merits to any court is waived. Nothing in this section 8 shall be construed as preventing any party to a Dispute from seeking interim relief in any court of competent jurisdiction. Any party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the ICC in accordance with its Rules for Pre-Arbitral Referee Procedure. By execution and delivery of this Subscription Agreement, each Limited Partner hereby submits to and accepts for itself and in respect of its property, generally and unconditionally to the fullest extent permitted by law, the exclusive dispute resolution jurisdiction of the arbitral body. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid Disputes arising out of or in connection with this Subscription Agreement brought in the arbitral body referred to above and hereby further irrevocably waives and agrees not to plead or claim in any court that any such Dispute brought in accordance with this section 8 has been brought in an inconvenient forum. Nothing in this section shall be deemed to constitute a consent or waiver with respect to any matter not specifically referred to herein.

8.	Disclosure Authorization; Certain Confidentiality Override.

By executing this Subscription Agreement, the Investor authorizes the Fund (or its delegate, on behalf of the Fund) to utilize and to provide information regarding the Investor’s account, including information for reporting of tax withholding, to intermediaries, such as the General Partner and the Fund’s legal counsel and withholding agents, or any of their respective designees, and agrees to allow each of the Fund and the General Partner to divulge the name of such Investor or provide information with respect to such Investor if it is so required by application of law, regulation, judicial process, at the request of a regulator, self-regulatory body or governmental entity having jurisdiction over the Fund. The Investor also expressly authorizes the Fund and the General Partner or any of their respective designees to provide copies of any tax or tax-related documentation arising out of or related to the Investor’s investment in the Fund (including, without limitation, returns, withholding statements, information filings or requests) to any financial advisors, investment managers, agents, representatives, attorneys, accountants, tax advisors, consultants of the Investor or other Persons that provide services to, or otherwise advise, the Investor on a "need to know" basis; provided that such parties shall keep such information confidential.

9.	Severability.

If any provision of this Subscription Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Subscription Agreement which shall remain in full force and effect.

10.	Certain Interpretative Matters.

Any phrase introduced by the term “including” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

11.	Withholding; Information Reporting; FATCA.

The Investor acknowledges and agrees that:

(a)	the Fund is required to comply with the provisions of FATCA;

(b)	it will provide, in a timely manner, such information regarding the Investor and its beneficial owners and such forms or documentation as may be requested from time to time by the Fund (whether by the General Partner) to enable the Fund to avoid or reduce any withholding under FATCA (or any other applicable law) and comply with the requirements and obligations imposed on it pursuant to FATCA (or any other withholding or information reporting laws), specifically, but not limited to, forms and documentation which the Fund may require to determine whether or not the relevant investment is a "US Reportable Account" (or equivalent under any other FATCA regime) and to comply with the relevant due diligence procedures in making such determination;

(c)	any such forms or documentation requested by the Fund, the General Partner or any of their agents pursuant to paragraph (b), or any financial or account information with respect to the Investor's investment in the Fund, may be disclosed to the Cayman Islands Tax Information Authority (or any other governmental body which collects information in accordance with FATCA or any other applicable withholding or information reporting regime) and to any withholding agent;

(d)	to the extent permitted by law, it waives, and/or shall cooperate with the Fund and the General Partner to obtain a waiver of, the provisions of any law which:

(i)	prohibit the disclosure by the Partnership, the General Partner or by any of their agents, of the information or documentation requested from the Investor pursuant to paragraph (b); or

(ii)	prohibit the reporting of financial or account information by the Fund, the General Partner or any of their agents required pursuant to FATCA; or

(iii)	otherwise prevent compliance by the Fund with its obligations under FATCA;

(e)	if it provides information and documentation that is in anyway misleading, or it fails to provide the Fund, the General Partner or any of their agents with the requested information and documentation requested pursuant to paragraph (b), the General Partner reserves the right (whether or not such action or inaction leads to compliance failures by the Partnership, or a risk of the Partnership or its investors being subject to withholding tax or other penalties):

(i)	to take any action and/or pursue all remedies at its disposal including, without limitation, compulsory redemption or withdrawal of the Investor; and

(ii)	to hold back from any redemption proceeds, or to deduct from the Investor's applicable account, any liabilities, costs, expenses or taxes caused (directly or indirectly) by the Investor's action or inaction; and

(f)	it shall have no claim against the Fund, the General Partner or any of their agents, for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Fund in order to comply with FATCA.

(g)	The Investor hereby indemnifies the Fund, the General Partner and each of their respective principals, members, managers, officers, directors, shareholders, employees and agents and agrees to hold them harmless from and against any FATCA (or other withholding or information reporting) related liability, action, proceeding, claim, demand, costs, damages, expenses (including legal expenses) penalties or taxes whatsoever which the Fund and/or General Partner may incur as a result of any action or inaction (directly or indirectly) of the Investor (or any related person) described in paragraphs (b) to (f) above. This indemnification shall survive the Investor’s death or disposition of its Interests in the Fund.

For the purposes of this provision, FATCA means:

(i)	sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986 and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes;

(ii)	any intergovernmental agreement, treaty, regulation, guidance or any other agreement between the Cayman Islands (or any Cayman Islands government body) and the US, the UK or any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations or guidance described in paragraph (i); and

(iii)	any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding paragraphs.

12.	Third Parties.

A person who is not a party to this Subscription Agreement may not, in its own right or otherwise, enforce any term of this Subscription Agreement.  Notwithstanding any other term of this Subscription Agreement, the consent of any person who is not a party to this Subscription Agreement is not required for any amendment to, or variation, release, rescission or termination of this Subscription Agreement.

13.	AML.

The Investor represents and warrants that the Interest is to be purchased with funds that are from legitimate sources in connection with the Investor’s regular business activities and which do not constitute the proceeds of criminal conduct or criminal property within the meaning given in the Proceeds of Crime Law (2014 Revision) of the Cayman Islands and the Regulations or Guidance Notes issued pursuant thereto, further, the Investor acknowledges and understands that if any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (2014 Revision) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (2011 Revision) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property and any such report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise and the fact of such disclosure shall not give rise to any liability for the disclosure.

14.	Privacy Policy

The Fund and the General Partner may obtain non-public personal information about you from this Subscription Agreement and related forms including without limitation (i) name, address, assets, income, and investment experience; (ii) information about client and investor transactions (for example, account activity and balances); and (iii) information from other third-party sources (which, for example, may include credit reporting agencies). Telephone calls and other electronic communications with the Fund and the General Partner may also be monitored or recorded. No such information will be disclosed except in the course of processing subscriptions, transfers, reports and otherwise administering the Fund, or as permitted by law, for compliance with applicable laws, or as required by law of relevant government or administrative authority and then, to the extent reasonably possible, only subject to customary undertakings of confidentiality. Such information may also be revealed to government agencies, as necessary and permissible under applicable laws, in connection with legal proceedings in compliance with any applicable law, or otherwise to assert and protect legal interests or as part of a corporate transaction with a successor or affiliate. Such information may be made available to outside service providers, outside counsel, auditors, and other independent professionals for these purposes. Such information may be transferred internationally for these purposes, including to the US and other countries which the European Union has deemed do not provide “adequate” protections. This same policy will apply regardless of the international transfer or processing of such information. No such information is shared with unaffiliated third-parties for their marketing purposes.

Appropriate physical, electronic and procedural controls are maintained to safeguard such information. These standards are reasonably designed to:

a)	ensure the security and confidentiality of your records and information;

b)	protect against any anticipated threats or hazards to the security or integrity of your records and information; and

c)	protect against unauthorized access to or use of your records or information that could result in substantial harm or inconvenience to you.

Written notice and consent will be sought for any retroactive application of any material changes to this policy. You have a right to access the personal information about them and to request the correction of any error in relation to their personal information or to object to the processing of their personal information. You may exercise any of the above rights or obtain further information about the use of their personal information by contacting the General Partner.

IN WITNESS WHEREOF, the undersigned Investor has executed and unconditionally delivered this Subscription Agreement as a deed on the date set forth below.

Subscription – Xiaoxiang International Technology Venture Capital LP:

Total Capital Commitment: U.S. $204,171,484.63

Description of Other Consideration: 16,242,565 Class A ordinary shares and 14,214,653 Class B ordinary shares of 58.com Inc.

ENTITY INVESTOR:		INDIVIDUAL INVESTOR:

Dream Wizard Inc.
(Print Name of Entity)		(Print Name)

By:	/s/ Jinbo Yao
(Signature)		(Signature)

Jinbo Yao Director
(Print Name and Title)		(Date)

(Date)

WITNESSED BY:		WITNESSED BY:

Yi Chen
(Print Name)		(Print Name)

/s/ Yi Chen
(Signature)		(Signature)

(Date)		(Date)

INVESTOR NAME: Dream Wizard Inc.

ACCEPTANCE OF SUBSCRIPTION

The undersigned, on behalf of the General Partner, hereby accepts the above subscription for Interests on behalf of the Fund and signs and unconditionally delivers this Acceptance of Subscription as a deed. In doing so, the General Partner for itself and as attorney for each Limited Partner agrees with the Investor that it shall be admitted as a Limited Partner to be bound by the terms of the Partnership Agreement.

Xiaoxiang International Technology Venture Capital LP

BY: Xiaoxiang International Capital Management Co., Ltd.

By:	/s/ YAO DAYUE
Name:	YAO DAYUE
Title:	Director
Date:	July 29, 2015

Amount of Subscription Accepted: U.S. $204,171,484.63

Other Consideration Accepted: 16,242,565 Class A ordinary shares and 14,214,653 Class B ordinary shares of 58.com Inc.

WITNESSED BY:

LIU WENRUO
(Print Name)

/s/ LIU WENRUO
(Signature)

July 29, 2015
(Date)